Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements:

1.	Registration Statement (Form S-3 No. 333-224880) of Forte Biosciences, Inc.;

2.	Registration Statement (Form S-8 No. 333-235852) of Forte Biosciences, Inc.;

3.	Registration Statement (Form S-8 No. 333-244407) of Forte Biosciences, Inc.;

4.	Registration Statement (Form S-8 No. 333-217300) of Forte Biosciences, Inc.;

5.	Registration Statement (Form S-8 No. 333-223558) of Forte Biosciences, Inc.; and

6.	Registration Statement (Form S-8 No. 333-229963) of Forte Biosciences, Inc.;

of our report dated March 15, 2021, relating to the consolidated financial statements of Forte Biosciences, Inc. included in this Annual Report (Form 10-K) as of December 31, 2020 and 2019, and for the two years then ended.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 15, 2021